SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |_|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|   Preliminary Proxy Statement
|_|   Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2)
|X|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                    THE FIRST REPUBLIC CORPORATION OF AMERICA
________________________________________________________________________________
                (Name of Registrant as Specified In Its Charter)


________________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No Fee Required

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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            pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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      5.    Total fee paid:

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|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

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

                    THE FIRST REPUBLIC CORPORATION OF AMERICA

                                   ----------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                December 12, 2000

                                   ----------

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of The First Republic Corporation of America will be held at 575 Madison Ave., 11th Floor, New York City, on Tuesday, December 12, 2000 at 2:00 P.M., New York City Time for the following purposes:

            1. To elect a Board of Directors of eight individuals for the ensuing year and until their respective successors shall have been elected and shall qualify;

            2. To ratify the appointment of auditors for the Company to serve until the next Annual Meeting of Stockholders; and

            3. To transact any other business as may lawfully come before the meeting or any adjournment or adjournments thereon.

      Only stockholders of record as of the close of business of November 7, 2000 will be entitled to notice of and to vote at the meeting or any adjournment thereof.

                                        By Order of the Board of Directors,


                                        HARRY BERGMAN
                                        Secretary

New York, New York
November 8, 2000

      Please date and execute the accompanying proxy and promptly return it in the enclosed, self-addressed envelope. No postage is required if mailed within the United States. If you attend the meeting in person, you will be entitled to vote your shares at the meeting.

                    THE FIRST REPUBLIC CORPORATION OF AMERICA

                                   ----------

                                 PROXY STATEMENT

      This statement is furnished in connection with the solicitation of proxies by the Board of Directors of The First Republic Corporation of America (the "Company") to be used at the Annual Meeting of Stockholders of the Company (the "meeting") which will be held at 575 Madison Avenue, 11th Floor, New York City, on Tuesday, December 12, 2000 at 2:00 P.M., New York City Time, and at any and all adjournments of the meeting.

      Stockholders who execute proxies retain the right to revoke them at any time; unless so revoked, the shares represented by such proxies will be voted at the meeting and any adjournments. Proxies solicited by the management of the Company will be voted in accordance with the directions given therein. Stockholders vote at the meeting by casting ballots (in person or by proxy) which are tabulated by a person who is appointed by the Board of Directors before the meeting to serve as inspector of election at the meeting and who has executed and verified an oath of office. Abstentions and broker "non-votes" are included in the determination of the number of shares present at the meeting for quorum purposes. Abstentions will have the same effect as negative votes, except that abstentions will have no effect on the election of directors as directors are elected by a plurality of the votes cast. Broker "non-votes" are not counted in the tabulations of the votes cast on proposals presented to stockholders because shares held by a broker are not considered to be entitled to vote on matters as to which broker authority is withheld. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

      The principal executive offices of the Company are located at 302 Fifth Avenue, New York, New York 10001. The approximate date on which this statement and the enclosed proxies were first sent or given to stockholders was November 8, 2000. Stockholders of record as of the close of business on November 7, 2000 will be entitled to one vote for each share then held. As of November 7, 2000, there were outstanding 669,446 shares of Common Stock, $1 par value (the "Common Stock").

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information with respect to all persons who are known to the Company to be the beneficial owner of more than 5% of the Common Stock as of November 7, 2000.

                                                Amount and Nature of    Percent
    Name and Address of Beneficial Owner       Beneficial Ownership(1)  of Class
-------------------------------------------    -----------------------  --------

Mary Nimkoff ...............................         94,843(2)           14.17%
    26 Button Ball Lane
    Weston, Connecticut

Jonathan P. Rosen ..........................        227,726(3)           34.02
    40 East 69th Street
    New York, New York

Lynn M. Silverman ..........................        113,350              16.93
    911 Park Avenue
    New York, New York

Jane G. Weiman .............................        113,290              16.92
    5630 Wisconsin Avenue
    Chevy Chase, Maryland

----------
(1) Except as noted below in Notes (2) and (3), all shares are owned directly by the parties listed in the table.

(2) Includes 5,756 shares representing her proportionate interest in 19,188 shares owned by Tranel, Inc. Tranel, Inc. is a corporation 30%, 15.2%, 34.8%, 10% and l0% of the shares of which are owned by Mary Nimkoff, Jonathan P. Rosen, Miriam N. Rosen, Louis H. Nimkoff and Robert Nimkoff, respectively.

(3) Includes 2,917 shares representing his proportionate interest in 19,188 shares owned by Tranel, Inc.

      The following table sets forth as of November 7, 2000 certain information with respect to security holdings in the Company and Bluepoints Company, Inc. ("Bluepoints"), an 80.2% owned subsidiary of the Company, by directors of the Company (all of whom are nominees for election at the meeting), executive officers, and all officers and directors as a group.

                                                                               Common Stock of
                                                     Common Stock                Bluepoints
                                        ------------------------------- ---------------------------
                                             Amount and                   Amount and
                                              Nature of                   Nature of
 Name of Individual or Number of              Beneficial    Percent of    Beneficial    Percent of
       Persons in Group                      Ownership(1)     Class       Ownership        Class
---------------------------------           -------------   ----------    ----------    ----------
Harry Bergman ........................            --             --           --             --
Stephen L. Bernstein .................            --             --           --             --
Irving S. Bobrow .....................           200            .03%          --             --
Norman A. Halper .....................           400            .06           --             --
Robert Nimkoff .......................         7,499(2)        1.12           --             --
Miriam N. Rosen ......................         7,677(3)        1.15          500(4)        4.95%
Jonathan P. Rosen ....................       227,726          34.02          500(4)        4.95
William M. Silverman .................           200(5)         .03           --(5)          --
Jane G. Weiman .......................       113,290          16.92          500(4)        4.95
All officers and directors as a group
 (9 persons) .........................       356,992          53.33        1,500          14.85

(1) Messrs. Bobrow, Halper and Silverman and Mrs. Weiman own their shares directly. Jonathan P. Rosen owns 224,809 shares directly. See Notes (2) and (3) of the preceding table.

(2) Includes 1,919 shares representing his proportionate interest in 19,188 shares owned by Tranel, Inc.

(3) Includes 6,677 shares of common stock representing her proportionate interest in 19,188 shares of common stock owned by Tranel, Inc.

(4)   Owned directly.

(5) Does not include 113,350 shares of common stock and 500 shares of Bluepoints owned beneficially by his wife Lynn M. Silverman. Mr. Silverman disclaims beneficial ownership of all such shares.

      The Company knows of no contractual arrangements which may at a subsequent date result in a change of control of the Company.

                              ELECTION OF DIRECTORS

      Eight directors will be elected at the meeting to serve for the ensuing year and until their respective successors shall have been elected and shall qualify. The election of directors requires the affirmative vote of a plurality of the shares of the Company's stock, present in person or by proxy at the meeting. Unless otherwise indicated in proxies received, it is the intention of the persons named in the enclosed form of proxy to vote for the election of the nominees for director named below. In case any such nominee should become unavailable for any reason, the proxy holders reserve the right to substitute another person of their choice in his place. At this time, management knows of no reason why any nominee might not be able to serve.

                                   Positions and offices       Director of the
             Name                     with the Company          Company since
      -------------------         -----------------------     -----------------

Harry Bergman ...............     Secretary and Treasurer     October 1, 1991
Irving S. Bobrow ............     None                        April 26, 1983
Norman A. Halper ............     President                   October 13, 1969
Robert Nimkoff ..............     Vice President              April 30, 1991
Miriam N. Rosen .............     None                        December 13, 1995
Jonathan P. Rosen ...........     Chairman of the Board       February 5, 1972
William M. Silverman ........     None                        December 8, 1981
Jane G. Weiman ..............     None                        December 10, 1991

      Irving S. Bobrow, age 86, is a member of the New York Bar. Mr. Bobrow, for more than the past five years, has been a member of the law firm of Bobrow & Rosen in New York City and has engaged in real estate investments for his own account.

      Norman A. Halper, age 81, has served as President of the Company since April 1983. From June 1969 until April 1983 he served as a Vice President of the Company.

      Robert Nimkoff, age 39, has served as a Vice President of the Company since June 1988. For more than the past five years Mr. Nimkoff has served as supervisor of the Company's seafood division.

      Miriam N. Rosen, age 80, is a member of the New York Bar. For more than the past five years Mrs. Rosen has been counsel to the law firm of Bobrow & Rosen in New York City and has been engaged in real estate investments for her own account.

      Jonathan P. Rosen, age 56, has served as Chairman of the Board of the Company since December 1994. From September 1978 until November 1994 he served as a Vice President of the Company. He is a member of the law firm of Bobrow & Rosen.

      William M. Silverman, age 58, is a member of the New York Bar. For more than the past five years, Mr. Silverman has been a member of the law firm of Otterbourg, Steindler, Houston and Rosen P.C. in New York City.

      Harry Bergman, age 58, is a certified public accountant. He has been employed by the Company since December 1987, originally as assistant treasurer and since June 29, 1988 as Secretary and Treasurer.

      Jane G. Weiman, age 56, has been a private investor for more than the past five years. For the past several years Mrs. Weiman has also been a member of the Board of the Washington D.C. Urban League.

      Norman A. Halper, Robert Nimkoff, Jonathan P. Rosen, Harry Bergman, Stephen L. Bernstein, and Miles J. Berman, constitute all the executive officers of the Company and will serve as such until the first meeting of the Board of Directors of the Company following the meeting and until their respective successors shall have been elected and shall qualify. Miles J. Berman, a Vice President of the Company since June 1992, has been employed by the Company for more than five years, primarily in the Company's real estate operations. Stephen
L. Bernstein has been In-House Counsel of the Company for more than the past five years.

      Jonathan P. Rosen is the son of Miriam N. Rosen. Jane C. Weiman is the sister-in-law of William M. Silverman and the cousin of Jonathan P. Rosen. Robert Nimkoff is the cousin of Jonathan P. Rosen.

      As a result of his position with the Company and his ownership of the Company's voting securities, Jonathan P. Rosen may be deemed to be a controlling person of the Company.

      During the fiscal year ended July 30, 2000, the Board of Directors held four meetings and all of the directors attended at least 75% of the meetings. The Company's Board of Directors does not have an audit, nominating or compensation committee.

Section 16(a) Beneficial Ownership Reporting Compliance

      Based upon a review of the filings furnished to the Company pursuant to Rule 16a-3(e) promulgated under the Securities Exchange Act of 1934 and on representations from its executive officers and directors and persons who beneficially own more that 10% of the common stock, all filing requirements of
Section 16(a) of the Securities Exchange Act were complied with during the fiscal year ended June 30, 2000.

                             EXECUTIVE COMPENSATION

      The following table sets forth all compensation paid or accrued by the Company during the last three fiscal years for services in all capacities to the Chief Executive Officer and each executive officer of the Company whose cash compensation exceeds $l00,000.

             Name and                                Annual         Other
         Principal Position              Year     Compensation  Compensation (1)
         ------------------              ----     ------------  ----------------

Jonathan P. Rosen                       6-30-00     $298,924       $ 9,934
Chairman                                6-30-99      290,360        10,692
                                        6-30-98      271,104        10,239

Norman A. Halper                        6-30-00      298,924         9,934
President and Chief Executive Officer   6-30-99      290,360        10,692
                                        6-30-98      271,104        10,239

Robert Nimkoff                          6-30-00      135,878         8,487
Vice President                          6-30-99      124,397         8,556
                                        6-30-98      104,461         6,639

Harry Bergman                           6-30-00      187,673         9,934
Secretary-Treasurer                     6-30-99      171,200        10,692
                                        6-30-98      169,710        10,239

Stephen L. Bernstein                    6-30-00      223,136         9,934
V.P. +In-House Counsel                  6-30-99      217,443        10,692
                                        6-30-98      202,826        10,239

(1) The Company maintains two profit-sharing plans which cover a significant number of its employees. Vesting begins at 20% after two years of service with 100% vesting being reached after six years service. Company contributions to one such plan is at the discretion of the Board of Directors. The Company is required to make minimum contributions to the second plan and, at the discretion of the Board of Directors, may make additional contributions. The executive officers listed above are covered under the second plan and the amount contributed by the Company to such plan on behalf of each executive officer is set forth under the heading "Other Compensation" in the above table.

      The Chairman of the Company's Board of Directors has annually reviewed and set the compensation of the Chief Executive Officer of the Company who, in turn, has reviewed and set the compensation of the other officers of the Company. All such compensation is reviewed on or about April 1 of each year taking into consideration (i) the Company's financial performance during the preceding year,
(ii) the performance of the employee during that year, and (iii) the need to retain competent executive officers dedicated to the enhancement of the Company's performance in future years by paying salaries comparable to those being paid to such executive officers by other companies involved in similar lines of business.

Compensation of Directors

      Each Director who is not an officer of the Company is paid $3,000 per quarter.

                                PERFORMANCE GRAPH

      The following performance graph is a line graph comparing the yearly change in the cumulative stockholder return of the Company's Common Stock against the cumulative return of the Dow Jones Equity Market Index and S & P SmallCap 600 Index for the five fiscal years ended June 30, 2000. The stockholder return on the Company's Common Stock has been determined solely based on the price of the Common Stock since there have been no dividends declared on the Common Stock. Since there has been only limited or sporadic quotations for the Common Stock during the five year period, the price of the Common Stock at the relevant dates has been determined by utilizing the price at which the Company purchased shares of Common Stock on the dates closest to each measuring date. In prior years the Company had compared the performance of the Company's Common Stock with the Dow Jones Conglomerate Index. That index is no longer prepared and the Company does not believe it can reasonably identify a published industry or line of business index with respect to comparable companies. Accordingly, the Company has substituted for the Dow Jones Conglomerate Index the S & P SmallCap 600 Index.

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

        AMONG THE FIRST REPUBLIC CORPORATION OF AMERICA, DOW JONES EQUITY
                    MARKET INDEX AND S & P SMALLCAP 600 INDEX
                           FISCAL YEAR ENDING JUNE 30

                              [LINE GRAPH OMITTED]

--------------------------------------------------------------------------------
                                              1995  1996  1997  1998  1999  2000
--------------------------------------------------------------------------------
The First Republic Corporation of America      100   125   107   143   154   186
--------------------------------------------------------------------------------
S&P SmallCap 600 Index                         100   126   153   183   179   205
--------------------------------------------------------------------------------
Dow Jones US Total Market Index                100   180   236   304   367   402
--------------------------------------------------------------------------------

                     TRANSACTIONS WITH MANAGEMENT AND OTHERS

      Lynn M. Silverman, a principal stockholder of the Company, Jane G. Weiman, a director and principal stockholder of the Company, Jonathan P. Rosen, a director, Chairman of the Board and principal stockholder of the Company, and Miriam N. Rosen, a director and mother of Jonathan P. Rosen, own in the aggregate 19.8% of the outstanding shares of Bluepoints. The remainder of the shares of Bluepoints are owned by the Company. Lynn M. Silverman is the wife of William M. Silverman, a director of the Company.

      The Company's corporate office is located in a building owned by 302 Fifth Ave. Associates, a partnership owned 100% by The Estate of A.A. Rosen, Miriam Rosen and Jonathan P. Rosen. The Company is a month-to-month tenant, paying rent of $8,900 per month, which the Company believes is comparable to other rentals in the area. Jonathan P. Rosen is the executor of The Estate of A.A. Rosen and Miriam N. Rosen is the primary beneficiary of The Estate of A.A. Rosen.

      The Company and its subsidiaries purchase substantially all of their property, casualty and liability insurance through participation with a group of other entities controlled by The Estate of A.A. Rosen and Jonathan P. Rosen ("Rosen Group Properties"). This procedure enables the group to obtain negotiated insurance rates. During the fiscal year ended June 30, 2000, total premiums incurred by the Company and its subsidiaries under this arrangement amounted to approximately $548,000. The total premiums incurred by the Company and its subsidiaries represented approximately 21% of the premiums incurred by the entire group. The Company received fees of $75,000 in fiscal 2000, representing charges to the group for administrative services performed by Company personnel in connection with the foregoing. At June 30, 2000 approximately $512,000 was payable to Rosen Group Properties.

      The Estate of A.A. Rosen owns a 50% interest in Isca C.A. and Langomorro CIA, Ltda. (collectively referred to as "Mondragon"), two Ecuadorian corporations engaged in shrimp farming operations and a 25% interest in Larfico Larvas Del Pacifico S. A.("Larfico"), an Ecuadorian corporation which owns and operates a shrimp hatchery. Bluepoints currently owns a 38% interest in Mondragon and a 62.5% interest in Larfico. The Estate of A.A. Rosen holds a $640,000 note payable by Bluepoints which note was originally issued in May 1991 in connection with the acquisition by Bluepoints of its interest in Mondragon and an additional 12.5% interest in Larfico. The note is a demand note and bears interest at 1% above the prime rate in effect at the Bank of New York. $51,O00 of interest was paid on the note for fiscal year ended June 30, 2000.

      As of August 31, 2000 Larfico was indebted to Bluepoints for $196,667 of loans made by Bluepoints to Larfico at various dates between November 8, 1985 and August 5, 1989 (the "Larfico Indebtedness"). Such loans bear interest at 1% over the prime rate in effect at The Bank of New York and are due August 2001. Since July 1, 1999, the largest aggregate amount of outstanding indebtedness from Larfico to Bluepoints was $196,667. In addition, as of August 31, 2000, Mondragon was indebted to Bluepoints for $13,113,000 of loans made by Bluepoints to Mondragon on various dates between August 28, 1991 and June 30, 2000 (the "Mondragon Indebtedness"). Such loans bear interest at 1% over the prime rate in effect at The Bank of New York and have no fixed maturity. Since July 1, 1999 the largest aggregate amount of outstanding indebtedness from Mondragon to Bluepoints was $13,113,000. The Estate of A.A. Rosen has guaranteed the repayment of 25% of the Larfico Indebtedness and 56.8% of the Mondragon Indebtedness.

      Bluepoints beneficially owns all of the outstanding stock of Emporsa, Empacadora y Exportadora S.A. ("Emporsa"), an Ecuadorian corporation engaged in shrimp farming operations. As of June 30, 2000, Emporsa and Larfico were indebted to Mondragon for $195,000 of loans. Such loans bear no interest and have no fixed maturity. Since July 1, 1999, the largest amount of outstanding indebtedness from Larfico and Emporsa to Mondragon was $582,000. Since July 1, 1999, the largest amount of outstanding indebtedness from Mondragon to Larfico and Emporsa was $3,591,000 which was the balance at June 30, 2000. Said indebtedness has no fixed maturity and bears interest at 7.3%.

      As of August 31, 2000, Bluepoints was indebted to the Company for $39,657,000 of loans made by the Company to Bluepoints at various dates between November 8, 1985 and August 31, 2000. Such loans bear interest at the rate of 1% over the prime rate in effect at The Bank of New York and are due on demand. Since July 1, 1999, the largest aggregate amount of outstanding indebtedness from Bluepoints to the Company was $39,657,000. A substantial portion of the foregoing loans was used by Bluepoints to acquire and fund Ecuadorian shrimp operations.

      The Estate of A.A. Rosen and Jonathan P. Rosen have jointly provided a limited guarantee with respect to the repayment of loans made by the Company to Bluepoints. Such guarantee is limited to 19.8% of the deficiency in the shareholder equity of Bluepoints. As of June 30, 2000 the amount of the guarantee was $5,991,065.

      Tranel Inc. and Statecourt Enterprises, Inc. each owns a 25% interest in a 167 unit garden apartment complex located in Orlando, Florida in which the Company owns the remaining 50%. Tranel Inc. is owned by Mary Nimkoff, Jonathan
P. Rosen, Miriam N. Rosen, Robert Nimkoff and Louis H. Nimkoff. (See Security Ownership of Certain Beneficial Owners and Management) and Statecourt Enterprises Inc., is owned 48% by the Estate of A.A. Rosen, 20% by Jonathan P. Rosen and 32% by a trust for Miriam N. Rosen.

      Since August 1999, the Company has borrowed funds from Tranel Inc. and other entities controlled by Jonathan P. Rosen, collectively known as the Tranel Group, to finance its lobster tail operations. As of June 30, 2001 the principal amount of such loans, which bore interest at 8% and had no fixed repayment terms or due dates, was $5,600,000. Since August 1999, the largest amount of outstanding indebtedness to the Tranel Group was $9,550,000. As of October 4, 2000 all of the indebtedness had been repaid. The Company paid an aggregate of $522,000 of interest on these loans.

                              SELECTION OF AUDITORS

      The Board of Directors has engaged Ernst & Young, LLP ("Ernst & Young") certified public accountants, as auditors for the fiscal year ending June 30, 2001. While ratification of the Board of Directors' action in this respect by the stockholders is not required, the Board intends to select other auditors for the fiscal year ended June 30, 2001, if a majority of shares of stock of the Company represented at the meeting votes against ratification of its selection of Ernst & Young. Ernst & Young acted as auditors for the fiscal year ended June 30, 2000.

      It is not expected that representatives of Ernst & Young will be present at the meeting.

      The appointment of Ernst & Young as auditors for the fiscal year ended June 30, 2000 was ratified by the stockholders at the Annual Meeting held on December 14, 1999 and the services performed by Ernst & Young with respect to such fiscal year were limited to the examination of the Company's financial statements, and additional tax and consulting work.

        MANAGEMENT RECOMMENDS APPROVAL OF THE APPOINTMENT OF THE AUDITORS

                          PROPOSALS OF SECURITY HOLDERS

      Proposals of security holders intended to be presented at the next (2001) annual meeting must be received by the Company no later than July 11, 2001 for inclusion in the Company's 2001 proxy statement and form of proxy relating to that meeting. The proxy or proxies designated by the Company will have discretionary authority to vote on any matter properly presented by a stockholder for consideration at the next annual meeting but not submitted for inclusion in the proxy materials for such meeting unless notice of the matter is received by the Company not later than September 24, 2001 and certain other conditions of the applicable rules of the Securities and Exchange Commission are satisfied.

                                  MISCELLANEOUS

      Management does not intend to present and knows of no others who intend to present at the meeting any matter of business other than the election of directors and the ratification of the selection of auditors. However, if other matters properly come before the meeting or any adjournment thereof, it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their judgment.

      The Company will bear the cost of preparing, assembling and mailing the proxy statement and any other material which may be sent to stockholders in connection with this solicitation. In addition to solicitation to be made by mail, certain officers, directors and regular employees of the Company may solicit the return of proxies by telephone, telegram or personal interview. All those soliciting proxies will receive only reimbursement of out-of-pocket expenses and will receive no additional compensation, other than required overtime pay when earned. The Company may also reimburse persons holding shares in their names or in the names of nominees for their expenses in sending proxies and proxy material to their principals.

      Receipt at the meeting of reports from management will not constitute approval or disapproval of any matters referred to in such reports.

                                        By Order of the Board of Directors


                                        HARRY BERGMAN
                                        Secretary

New York, New York
November 8, 2000